77Q1(e)

Series 7: Investment Subadvisory Agreement between Jefferson Pilot Investment Advisory Corporation and Wellington Management Company,
LLP for the Capital Growth Portfolio incorporated by reference to earlier filing on February 26, 2004 SEC File No. 2-94479 Exhibit 99.B.4.e of N-1A Registration Statement.

Series 8: Investment Subadvisory Agreement between Jefferson Pilot
Investment Advisory Corporation and Wellington Management Company,
LLP for the Balanced Portfolio incorporated by reference to earlier filing on February 26, 2004 SEC File No. 2-94479 Exhibit 99.B.4.f of N-1A
Registration Statement.

Series 11: Investment Subadvisory Agreement between Jefferson Pilot Investment Advisory Corporation and Turner Investment Partners, Inc. for the Growth Portfolio incorporated by reference to earlier filing on February 26, 2004 SEC File No. 2-94479 Exhibit 99.B.4.i of N-1A Registration Statement.